Neuberger Berman Management LLC
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Neuberger Berman Management LLC
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(877) 461-1899

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND
ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

NEW YORK, NY July 12, 2010 — Neuberger Berman Real Estate Securities Income Fund Inc. (NYSEAmex: NRO) (the “Fund”) announced the preliminary results of its tender offer.  The tender offer, which expired at 5:00 p.m., New York time on Friday July 9, 2010 was oversubscribed.  Due to the fact that the number of shares tendered exceeded the number of shares the Fund offered to purchase, the Fund will purchase the maximum percentage of outstanding common shares it previously announced on a pro-rata basis in accordance with the number of shares duly tendered by each shareholder and the terms of the Offer to Purchase.

Based on preliminary information, the results of the tender offer are provided in the table below.  The Fund currently expects that it will announce the final results of the tender offer on Thursday, July 15, 2010, the day after the expiration of the period for delivering shares tendered by guaranteed delivery.

Fund	Number of Shares Tendered	Percentage of Outstanding Shares Tendered	Shares Tendered Via Guaranteed Delivery
NRO	11,297,754.6545	17.36%	2,677,635

About Neuberger Berman

Neuberger Berman Group LLC is one of the world’s leading independent, employee-controlled asset management companies. As of March 31, 2010, assets under management were approximately $180 billion. Established in 1939, Neuberger Berman is a leader in a broad range of global investment solutions – equity, fixed income, and alternatives – to institutions and individuals through customized separately managed accounts, mutual funds and alternative investment products. For more information please visit our website at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a Fund’s performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of a Fund’s investment adviser to attract or retain key employees, inability of a Fund to implement its investment strategy, inability of a Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.